UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 1, 2005
Date of Report (Date of earliest event reported)

DIGITAL ECOSYSTEMS CORP.
(Exact name of registrant as specified in its charter)

NEVADA	000-51152	98-0431245
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

#1500 – 701 West Georgia Street
Vancouver, British Columbia, Canada	V7Y 1C6
(Address of principal executive offices)	(Zip Code)

(604) 681-7039
Registrant's telephone number, including area code

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 7 – REGULATION FD

ITEM 7.01 REGULATION FD DISCLOSURE

Valentina Tuss, the majority shareholder, President, Chief Executive Officer and a director of Digital Ecosystems Corp. (the “Company”), entered into a Share Transfer and Cancellation Agreement (the "Share Transfer and Cancellation Agreement") with Gregory Leigh Lyons dated effective September 1, 2005.

The Share Transfer and Cancellation Agreement contemplates that, in consideration of $20,000 US, Ms. Tuss will transfer to Mr. Lyons 250,000 (pre-split) shares of Common Stock and will surrender for cancellation to the Company the remaining 6,250,000 (pre-split) shares of Common Stock held by her.

As a condition to the closing of the Share Transfer and Cancellation Agreement, Ms. Tuss will resign as the Company’s President, Chief Executive Officer and Mr. Geoffrey O. Last will resign as the Company’s Chief Financial Officer, Secretary Treasurer and director. Ms. Tuss will appoint Mr. Gregory Leigh Lyons to those positions and as a member of the Company's board of directors, and then tender her own resignation from the board of directors.

The resignations of Ms. Tuss and Mr. Last and Mr. Lyons’ appointment to those positions, will not be effective until at least 10 days have passed after an Information Statement is mailed or delivered to all of the Company’s stockholders in compliance with Section 14(f) of the Securities Exchange Act of 1934, as amended and Rule 14f-1 thereunder.

Effective September 6, 2005, the board of directors of the Company approved a ten-for-one split of its issued and outstanding common stock. The split is expected to be effective on September 16, 2005. As a result of the stock split and after giving effect to the share cancellation described above, the Company’s authorized capital will be increased from 100,000,000 shares of common stock with a par value of $0.001 per share, of which 2,870,000 shares are issued and outstanding, to 1,000,000,000 shares of common stock with a par value of $0.001 per share, of which 28,700,000 will be issued and outstanding.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL ECOSYSTEMS CORP.

Date: September 6, 2005
	By:	/s/ Valentina Tuss
VALENTINA TUSS President, Chief Executive Officer, and Director